Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of Ecosphere Technologies, Inc. to be filed on or about May 18, 2009, of our report dated February 27, 2009 on the consolidated financial statements of Ecosphere Technologies, Inc. as of December 31, 2008 and 2007 and for each of the years then ended.

/s/ SALBERG & COMPANY, P.A.

Boca Raton, Florida

May 18, 2009